Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2017 Financial Results

Net Income of $214 million, $0.46 EPS, $0.48 Adjusted EPS1

First Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$326 million	6.4%	$28.92/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$342 million	8.2%	$26.55/share

HIGHLIGHTS

• Net financing revenue of $979 million, incl. $16 million in Original Issue Discount (OID) expense

• EPS: $0.46; Adjusted EPS[1]: $0.48

• Net interest margin (NIM) of 2.60%, up 1 bp YoY; Ex. OID, NIM of 2.64%, up 1 bp YoY

• Consolidated annualized net charge-offs of 86 bps

• Efficiency Ratio: 57%; Adj. Efficiency Ratio[1]: 48%

• Executed $169 million of share repurchases and paid $0.08 per share quarterly dividend

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the first quarter, Ally continued to execute on its strategic objectives while navigating shifting auto industry dynamics and investing for the future. We posted solid profitability in the first quarter, but it fell short of our expectations of delivering strong year-over-year earnings growth given softer used vehicle values and higher insurance weather losses.”

“We continue to approach the auto market in a thoughtful and cautious manner, and remain constructive with respect to market opportunities we see to further improve portfolio risk-adjusted returns. We’re mindful of an environment where new vehicle sales are plateauing, used vehicle prices are declining and credit losses are increasing. These dynamics have been incorporated into our planning for some time, as well as our plan to deliver strong earnings growth given significant positive offsets such as increasing asset yields, creating a more efficient funding base, and diversifying and expanding our consumer and commercial product mix.”

“The Ally banking and deposit franchise continues to excel as we posted record first quarter total deposit growth of $5.5 billion, including $3.4 billion of retail. This consistent deposit growth adds customers to the Ally family, reduces the need to refinance high-cost unsecured maturities and remains an important driver of EPS growth.”

“We remain centered around our plan to deliver attractive long-term shareholder returns. Key ingredients include a 15% Adjusted EPS compound annual growth rate, 12% Core ROTCE, significant distributions to shareholders and demonstrating the value of the Ally digital banking brand through diversification and smart asset growth.”

DEPOSITS	• Retail deposits of $70.0 billion, up 19% YoY • Record YoY total deposit growth of $14.2 billion • Retail deposit customer base up 56,000+ QoQ

AUTO FINANCE	• Pre-tax income of $288 million • Consumer auto originations of $8.9 billion, 85% funded through Ally Bank • Introduced Clearlane, an online auto finance marketplace

INSURANCE	• Pre-tax income of $40 million • Written premiums increased 8% YoY to $240 million • Higher weather losses from hailstorms in late March

CORPORATE FINANCE	• Pre-tax income of $25 million, up $14 million YoY • Loans increased by 23% YoY to $3.4 billion • Provision flat YoY at $6 million

MORTGAGE FINANCE	• Pre-tax income of $9 million, up $7 million YoY • Total assets increased $0.9 billion YoY, up 12%

Notable Items

• Higher estimated retail auto originated yield[1] of approximately 6.1% in 1Q 17 from 5.3% in 1Q 15, up 86 bps over two years

• Reduced residual risk with operating lease portfolio $4.5 billion lower YoY with lease yields (net of depreciation) of 5.71%, 95 bps lower YoY

• Increased provision expense to $271 million in the first quarter driven by a full credit spectrum auto loan portfolio mix

• Continued to execute on capital plan in 1Q 17

○   Repurchased $169 million in common stock

○   Paid $0.08 per share common dividend in 1Q, received board approval for $0.08 per share second quarter dividend

• Higher weather losses in the insurance business in late March, up $16 million YoY and $30 million higher than the prior 7-year average, equal to an EPS impact of $0.02 and $0.04, respectively

[1]	The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, fully phased-in Common Equity Tier 1 (CET1) capital and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of First Quarter Results

Net income of $214 million, compared to net income of $250 million for the first quarter of 2016, as increased net financing revenue from the loan portfolio was offset by declines in net lease revenue and increases in provision expense for loan loss and noninterest expense.

Net financing revenue, including $16 million of OID, improved to $979 million, up $28 million from a year ago, due to the expansion of retail loan and commercial margins as well as higher volumes.

Noninterest expense up $68 million from a year ago, largely driven by higher weather losses in the insurance business and expenses related to the addition and integration of Ally Invest and Clearlane, and the growth of Ally’s direct-to-consumer mortgage offering.

NIM of 2.60%, including OID of 4 bps, up 1 bp year-over-year and up 4 bps quarter-over-quarter. Excluding OID, NIM was 2.64%, improving 1 bp year-over-year, as a result of higher asset yields.

Other revenue increased $20 million year-over-year driven by asset sales and contributions from the corporate finance and Ally Invest businesses.

Provision expense increased $51 million year-over-year largely due to the continued shift to originate a more profitable full credit spectrum portfolio mix.

Auto originations for the quarter totaled $8.9 billion, roughly flat from $9.0 billion a year ago.

Annualized net charge-offs increased year-over-year to 86 bps, driven by a 46 bps increase in retail auto net charge-offs.

First Quarter Financial Results

				Increase/(Decrease) vs.

$ millions except per share data	1Q 17	4Q 16	1Q 16	4Q 16	1Q 16

Net Financing Revenue (excluding OID)[1]	$995	$991	$964	$4	$32

OID Expense	(16)	(15)	(13)	(1)	(4)

Net Financing Revenue (as reported)	979	976	951	3	28

Total Other Revenue	396	392	376	4	20

Provision for Loan Losses	271	267	220	4	51

Total Noninterest Expense	778	721	710	57	68

Pre-tax Income from continuing operations	$326	$380	$397	$(54)	$(71)

Income tax expense	113	134	150	(21)	(37)

Income from discontinued operations, net of tax	1	2	3	(1)	(2)

Net Income	$214	$248	$250	$(34)	$(36)

Preferred Dividends	-	-	15	-	(15)

Net Income available to common	$214	$248	$235	$(34)	$(21)

	1Q 17	4Q 16	1Q 16	4Q 16	1Q 16

GAAP EPS (diluted)	$0.46	$0.52	$0.49	$(0.06)	$(0.03)

Discontinued Operations, net of tax	(0.00)	(0.00)	(0.01)	0.00	0.00

OID Expense	0.02	0.02	0.02	0.00	0.00

Repositioning / other[2]	-	-	0.02	-	(0.02)

Adjusted EPS[3]	$0.48	$0.54	$0.52	($0.06)	($0.04)

Return on Equity	6.4%	7.4%	7.3%

Core ROTCE[3]	8.2%	9.4%	9.8%

Effective Tax Rate	34.7%	35.3%	37.7%

(1)	Represents a non-GAAP financial measure. Excludes OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. “Other” primarily includes certain discrete tax items. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

Product Expansion

Auto Finance Offerings & Digital Capabilities

Ally recently introduced Clearlane, an online auto lender exchange, expanding Ally’s direct-to-consumer capabilities and providing an end-to-end digital platform for consumers seeking financing and dealers looking to drive online sales. Clearlane enhances and builds upon the platform acquired with the purchase of BlueYield in 2016.

Online Brokerage and Digital Wealth Management

Ally’s online brokerage and digital wealth management franchise, which is being rebranded from TradeKing to Ally Invest, is on track for a second quarter public launch, delivering customers a unique and integrated banking and wealth management platform, with both self-directed and managed investment products.

Mortgage Product

Ally Home Loans, Ally’s direct-to-consumer mortgage business, broadened its product suite in the first quarter with the addition of the HomeReady mortgage loan, a Fannie Mae product designed to serve creditworthy, low- to moderate-income borrowers.

Ally CashBack Credit CardA

The Ally CashBack Credit Card program, a co-brand consumer product, was introduced in June 2016. Performance continues to be in line with expectations and the Ally CashBack Credit Card remains a key component of Ally’s digital consumer product suite.

Corporate Finance

Ally hired an experienced team in the healthcare real estate space in the first quarter as the corporate finance business continues to make strategic investments in sectors with strong competitive dynamics and attractive risk-adjusted return opportunities.

Results by Segment

				Increase/(Decrease) vs.
$ millions	1Q 17	4Q 16	1Q 16	4Q 16	1Q 16

Automotive Finance	$288	$298	$337	$(10)	$(49)

Insurance	40	69	50	(29)	(10)

Dealer Financial Services	$328	$367	$387	$(39)	$(59)

Mortgage Finance	9	15	2	(6)	7

Corporate Finance	25	31	11	(6)	14

Corporate and Other	(36)	(33)	(3)	(3)	(33)

Pre-Tax Income from continuing operations	$326	$380	$397	$(54)	$(71)

OID Amortization Expense[1]	16	15	15	1	2

Repositioning Items1,[2]	-	-	7	-	(7)

Core Pre-tax Income[3]	$342	$395	$419	$(53)	$(76)

(1)	OID amortization expense and repositioning items for all periods shown are applied to the pre-tax income of the Corporate and Other segment.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $288 million was $49 million lower year-over-year. Results reflect a modest decline in net financing revenue driven by lower lease gains, higher provision expense and higher noninterest expense as the company continues to invest and diversify its auto business while executing on its strategy of serving as a full credit spectrum lender to Ally’s more than 18,000 dealer relationships nationwide.

Net financing revenue was approximately $4 million lower year-over-year as declines in net lease revenue were largely offset by increases in retail and commercial revenue. The net lease yield declined to 5.71%, 4 bps lower quarter-over-quarter and 95 bps lower year-over-year.

Provision expense was $7 million lower quarter-over-quarter due to seasonality and up $59 million year-over-year as Ally continues to grow and optimize its auto business by focusing on risk-adjusted returns. Estimated retail auto originated yieldsB increased 86 bps over two years from 5.3% in 1Q 15 to 6.1% in 1Q 17.

Consumer originations of $8.9 billion with 85% funded through Ally Bank, up from 75% in the first quarter of 2016. Used volume at $4.2 billion or 48% of total originations. Originations also included $3.7 billion of new retail and $0.9 billion of leases.

Auto earning assets up $2.8 billion year-over-year to $115.0 billion as growth in the commercial and retail auto portfolios outpaced declines in operating lease assets. Commercial earning assets up $4.6 billion year-over-year to $38.9 billion driven by higher dealer inventories and vehicle mix shift.

A The Ally CashBack Credit Card is issued by TD Bank N.A.

B Estimated retail auto originated yield is a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Insurance

Pre-tax income of $40 million in the quarter, down $10 million from a year ago, with higher insurance premium income from price increases and higher floorplan balances more than offset by weather losses in late March that were $16 million higher year-over-year.

Total investment income was $35 million, up $1 million from the prior year period, and up $3 million quarter-over-quarter.

Written premiums were up $18 million year-over-year at $240 million, with rate increases offsetting the continued shift toward dealer reinsurance.

Mortgage Finance

Pre-tax income of $9 million in the quarter, compared to $2 million in the prior year period. Net financing revenue was up $14 million year-over-year to $34 million, with total assets up $0.9 billion in the past year driven by bulk mortgage purchases.

Non-interest expense increased $9 million year-over-year as the result of asset growth and the expansion of Ally’s direct-to-consumer mortgage product which launched in fourth quarter 2016.

Provision expense declined by $2 million year-over-year to $1 million, reflecting favorable credit performance, while provision expense was $9 million higher quarter-over-quarter given the reserve release in fourth quarter 2016.

Corporate Finance

Pre-tax income of $25 million in the quarter, compared to $11 million in the prior year period.

Net financing revenue up $6 million year-over-year to $34 million driven by continued asset growth, with total assets of $3.4 billion, up from $2.8 billion in the prior year.

Total other revenue was up $12 million year-over-year driven by equity investment gains and continued strong loan syndication and fee income.

Liquidity, Capital & Deposits

Capital

Paid a third consecutive $0.08 per share quarterly common dividend and executed $169 million of share repurchases, including shares withheld to cover income taxes on employee share-based incentive compensation. Ally’s board of directors approved a $0.08 per share dividend for the second quarter.

Total equity of $13.4 billion at quarter-end, compared to $13.3 billion at the end of the prior quarter.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioC increased to 9.3% as a result of continued profitability and deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents of $4.3 billion at quarter-end, down from $5.9 billion at the end of the fourth quarter. Included in this quarter’s cash balance are $2.1 billion at Ally Bank and $0.5 billion at the insurance subsidiary. Approximately $2.6 billion in unsecured debt matured in the quarter.

U.S. auto term securitizations totaled approximately $3.0 billion for the quarter, including Ally’s first floorplan securitization since 2015. Additionally, during the quarter, Ally renewed approximately $1.25 billion in credit facilities.

Approximately 75% of Ally’s total assets and 85% of total consumer auto originations were funded at Ally Bank in the first quarter.

Deposits now represent approximately 58% of Ally’s funding portfolio, improving from 51% a year ago.

Deposits

Retail deposits at Ally Bank increased to $70.0 billion at quarter-end, up $3.4 billion for the quarter and up $11.0 billion year-over-year, with growth predominately being driven by savings products. Total deposits increased $5.5 billion quarter-over-quarter, including $1.0 billion of higher deposits from Ally Invest.

Deposit customer base grew 15% year-over-year, totaling nearly 1.3 million customers at quarter-end, while adding 56,000+ customers over the prior quarter, the highest quarterly customer growth in four years. Average customer balance ended the quarter at $54.9 thousand. Millennials continue to comprise the largest generation segment of new customers at 55%.

C Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.4%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and previously discontinued mortgage operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash expense bond exchange original issue discount (OID), (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, and (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses.

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) core original issue discount (OID) amortization expense (primarily related to bond exchange OID – excludes international operations and future issuances) and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Results by Segment Table on page 3 for calculation methodology and details.

Core Net Income Available to Common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized OID and net DTA. As of 1Q 2016, Ally’s core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized OID, and net DTA.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID). See page 8 for calculation methodology and details.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Net Financing Revenue (excluding OID) excludes OID.

Common Equity Tier 1 Capital (CET1): Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio later in this press release.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with TradeKing was included within the Corporate and Other segment.

U.S. Consumer Auto Originations

New Retail Subvented – subvented rate new vehicle loans	New Retail Standard – standard rate new vehicle loans
Lease – new vehicle lease originations	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans

Reconciliation to GAAP

Adjusted EPS

Numerator		1Q 17	4Q 16	1Q 16

GAAP net income available to common shareholders		$214	$248	$235

Less: Disc Ops, net of tax		(1)	(2)	(3)

Add back: Original Issue Discount (OID expense)		16	15	15

Add back: Repositioning Items		-	-	7

Less: OID & Repo. Tax		(6)	(5)	(8)

Significant Discrete Tax Items & Other		-	-	7

Core net income available to common shareholders	[a]	$224	$256	$253

Denominator

Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	466,829	474,505	484,654

Adjusted EPS	[a] ÷ [b]	$0.48	$0.54	$0.52

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		1Q 17	4Q 16	1Q 16

GAAP net income available to common shareholders		$214	$248	$235

Less: Disc Ops, net of tax		(1)	(2)	(3)

Add back: Original Issue Discount (OID expense)		16	15	15

Add back: Repositioning Items		-	-	7

Less: OID & Repo. Tax		(6)	(5)	(8)

Significant Discrete Tax Items & Other		-	-	7

Core net income available to common shareholders	[a]	$224	$256	$253

Denominator (2-period average, $ billions)

GAAP shareholder’s equity		$13.3	$13.5	$13.6

less: Preferred equity		-	-	(0.7)

less: Goodwill & identifiable intangibles, net of deferred tax liabilities (DTLs)		(0.3)	(0.3)	(0.0)

Tangible common equity		$13.0	$13.2	$12.9

less: Unamortized core original issue discount (OID discount)		(1.2)	(1.3)	(1.3)

less: Net deferred tax asset (DTA)		(1.0)	(1.0)	(1.2)

Normalized common equity	[b]	$10.8	$10.9	$10.4

Core Return on Tangible Common Equity	[a] ÷ [b]	8.2%	9.4%	9.8%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		1Q 17	4Q 16	1Q 16

GAAP shareholder’s equity		$13.4	$13.3	$13.8

less: Preferred equity		-	-	(0.7)

GAAP Common shareholder’s equity		$13.4	$13.3	$13.1

less: Goodwill and identifiable intangible assets, net of DTLs		(0.3)	(0.3)	(0.0)

Tangible common equity		13.1	13.0	13.1

less: Tax-effected bond OID		(0.8)	(0.8)	(0.8)

Adjusted tangible book value	[a]	$12.3	$12.2	$12.3

Denominator

Issued shares outstanding (period-end, thousands)	[b]	462,193	467,000	483,475

Metric

GAAP shareholder’s equity per share		$28.9	$28.5	$28.6

less: Preferred equity per share		-	-	(1.4)

GAAP Common shareholder’s equity per share		$28.9	$28.5	$27.2

less: Goodwill and identifiable intangible assets, net of DTLs per share		(0.6)	(0.6)	(0.1)

Tangible common equity per share		$28.3	$27.9	$27.1

less: Tax-effected bond OID per share		(1.7)	(1.7)	(1.7)

Adjusted tangible book value per share	[a] ÷ [b]	$26.6	$26.2	$25.4

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		1Q 17	4Q 16	1Q 16

Common equity tier 1 capital (transition)		$12.9	$13.0	$12.7

DTAs arising from NOL and tax credit carryforwards phased-in during transition		(0.1)	(0.3)	(0.3)

Intangibles phased-in during transition		(0.0)	(0.0)	-

Common equity tier 1 capital (fully phased-in)	[a]	$12.8	$12.7	$12.3

Denominator

Risk-weighted assets (transition)		$137.5	$138.5	$133.6

DTAs arising from temporary differences that could not be realized through NOL, net of VA and net of DTLs phased-in during transition		0.4	0.5	0.4

Intangibles phased-in during transition		(0.0)	(0.0)	-

Risk-weighted assets (fully phased-in)	[b]	$137.9	$139.0	$134.0

Metric

Common equity tier 1 (transition)		9.4%	9.4%	9.5%

Common equity tier 1 (fully phased-in)	[a] ÷ [b]	9.3%	9.1%	9.2%

Adjusted Efficiency Ratio

Numerator ($ millions)		1Q 17	4Q 16	1Q 16

Total noninterest expense		$778	$721	$710

less: Rep and warrant expense		(0)	(0)	(1)

less: Insurance expense		239	207	218

adj: Repositioning items		-	-	4

Adjusted noninterest expense	[a]	$539	$514	$488

Denominator ($ millions)

Total net revenue		$1,375	$1,368	$1,327

add: Original issue discount		16	15	15

adj: Repositioning items		-	-	3

less: Insurance revenue		279	276	268

Adjusted net revenue	[b]	$1,112	$1,107	$1,076

Adjusted Efficiency Ratio	[a] ÷ [b]	48.5%	46.4%	45.4%

Additional Financial Information

For additional financial information, the first quarter 2017 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally’s legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC and Equal Housing Lender), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $162.1 billion in assets as of Mar. 31, 2017. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the presentation or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This presentation and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the presentation.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Michael Brown	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5225	646-781-2539
michael.t.brown@ally.com	sari.jensen@ally.com